                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 23, 1998 included in Meridian Industrial Trust, Inc.'s Form 10-K for the year ended December 31, 1997 and to all references to our Firm included in this registration statement.

    We also consent to the incorporation by reference in this registration statement of our report dated February 17, 1998 on the statement of revenues and certain expenses for the year ended December 31, 1997 on the Estate of James Campbell Transaction included in Meridian Industrial Trust, Inc.'s Current Report on Form 8-K filed with the Commission on May 29, 1998.

                                          /s/ Arthur Andersen LLP

San Francisco, California
June 16, 1998